As filed with the Securities and Exchange Commission on May 25, 2011

Registration No. 333-148955

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EMERGENCY MEDICAL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20- 3738384
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6200 S. Syracuse Way Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Emergency Medical Services Corporation 2007 Employee Stock Purchase Plan
Emergency Medical Services Corporation 2007 Long-Term Incentive Plan
(Full title of the plans)

Craig Wilson, Esq.
Carl Berglind, Esq.
Emergency Medical Services Corporation

6200 S. Syracuse Way, Suite 200

Greenwood Village, CO 80111-4737

(303) 495-1200

(Name and address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Peter J. Loughran, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (No. 333-148955) (the “Registration Statement”) of Emergency Medical Services Corporation (the “Company”), that was filed with the Securities and Exchange Commission on January 30, 2008.  The Registration Statement registered (i) 500,000 shares of class A common stock, par value $0.01 per share, of the Company (“Company Common Stock”) for issuance pursuant to the Company’s Amended and Restated 2007 Employee Stock Purchase Plan and (ii) 1,500,000 shares of Company Common Stock for issuance pursuant to the Company’s Amended and Restated Long-Term Incentive Plan to employees of the Company and its subsidiaries.  A Post-Effective Amendment No. 1 was filed on June 24, 2010, registering an additional 1,642,567 shares of Company Common Stock for issuance pursuant to the Second Amended and Restated 2007 Long-Term Incentive Plan.

Effective as of May 25, 2011, pursuant to an Agreement and Plan of Merger, dated as of February 13, 2011, among CDRT Acquisition Corporation, a Delaware corporation (“Parent”), CDRT Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and the Company, Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”).

As a result of the Merger, the Company has terminated all offerings of Company Common Stock pursuant to existing registration statements, including the Registration Statement.  In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement and hereby removes from registration all shares of Company Common Stock registered under the Registration Statement that remain unsold as of the effective date of the Merger.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on May 25, 2011.

Emergency Medical Services Corporation

By:	/s/ William A. Sanger
Name: William A. Sanger
Title: President and Chief Executive Officer

3